Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements present the historical consolidated financial positions and results of operations of Eagle and FCB as an acquisition by Eagle of FCB. Under the acquisition method of accounting, the assets and liabilities of FCB are, as of the effective date of the merger, recorded at their respective fair values and added to Eagle.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Eagle and FCB as of December 31, 2021, and assumes the merger was consummated on that date. The unaudited pro forma combined consolidated condensed statements of income for the year ended December 31, 2021 combined the historical consolidated statements of income of Eagle and FCB giving effect to the merger as if the merger had been consummated on January 1, 2021.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data includes transaction costs such as change in control payments, investment banker fees, and contract termination costs. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. In addition, the pro forma data assumes changes to the combined capitalization, such as increases in long-term debt. However, there were no assumptions for the repurchase of shares issued in connection with the merger.

The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of Eagle, and the historical consolidated financial statements of FCB, which are included as Exhibit 99.2 to this Current Report on Form 8-K.

As of the date of this Current Report on Form 8-K, Eagle has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of FCB’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain FCB assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of FCB’s assets and liabilities will be based on FCB’s actual assets and liabilities as of the closing date and therefore could not be made prior to the completion of the merger. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial information, and the differences may be material.

Further, Eagle has not identified all adjustments necessary to conform FCB’s accounting policies to Eagle’s accounting policies. Eagle will perform a more detailed review of FCB’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information. Eagle estimated the fair value of certain FCB assets and liabilities based on a preliminary valuation analysis and due diligence information. Until the merger was completed, both companies were limited in their ability to share certain information.

A final determination of the fair value of FCB’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of December 31, 2021

			Transaction
	Eagle Bancorp	First Community	Accounting	Pro Forma
	Montana, Inc.	Bancorp, Inc.	Adjustments	Combined
	(In Thousands)
Cash and due from banks (a)	$10,938	$38,692	$(3,916)	$45,714
Interest-bearing deposits in banks	50,496	989	-	51,485
Securities available-for-sale	271,262	133,718	-	404,980
Federal Home Loan Bank and Federal Reserve Bank stock	4,676	1,414	-	6,090
Mortgage loans held-for-sale	25,819	2,278	-	28,097
Loans receivable (b)	933,139	194,496	(4,800)	1,122,835
Allowance for loan losses (c)	(12,500)	(4,090)	4,090	(12,500)
Net loans	920,639	190,406	(710)	1,110,335
Accrued interest and dividends receivable	5,751	2,868	-	8,619
Mortgage servicing rights, net	13,693	-	-	13,693
Premises and equipment, net (d)	67,266	6,510	-	73,776
Cash surrender value of life insurance, net	36,474	8,575	-	45,049
Goodwill (e)	20,798	905	(905)	20,798

Core deposit intangible, net (f)	1,780	-	1,330	3,110
Deferred tax asset, net (g)	-	511	100	611
Other assets	6,334	855	-	7,189
Total assets	$1,435,926	$387,721	$(4,101)	$1,819,546

Deposit accounts:
Noninterest bearing	$368,846	$107,949	$-	$476,795
Interest bearing	853,703	212,228	-	1,065,931
Total deposits	1,222,549	320,177	-	1,542,726
Accrued expenses and other liabilities	21,131	3,585	-	24,716
Deferred tax liability, net	648	-	-	648
Federal Home Loan Bank advances and other borrowings	5,000	22,912	-	27,912
Other long-term debt less unamortized debt issuance costs (h)	29,869	-	10,224	40,093
Total liabilities	1,279,197	346,674	10,224	1,636,095

Preferred stock	-	-		-
Common stock (i)	71	10,541	(10,527)	85
Additional paid-in capital (i)	80,832	-	28,339	109,171
Unallocated common stock held by Employee Stock Ownership Plan	(5,729)	-	-	(5,729)
Treasury stock, at cost	(7,321)	-	-	(7,321)
Retained earnings (j)	85,383	30,271	(31,902)	83,752
Net accumulated other comprehensive income (loss) (k)	3,493	235	(235)	3,493
Total shareholders' equity	156,729	41,047	(14,325)	183,451
Total liabilities and shareholders' equity	$1,435,926	$387,721	$(4,101)	$1,819,546

See notes to the unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2021

			Transaction
	Eagle Bancorp	First Community	Accounting	Pro Forma
	Montana, Inc.	Bancorp, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$45,134	$12,219	$1,500	$58,853
Securities available-for-sale	4,238	1,799	-	6,037
Federal Home Loan Bank and Federal Reserve Bank dividends	255	-	-	255
Interest on deposits in banks	96	-	-	96
Other interest income	24	-	-	24
Total interest and dividend income	49,747	14,018	1,500	65,265
Interest expense
Deposits	1,474	636		2,110
Federal Home Loan Bank advances and other borrowings (h)	175	45	358	578
Other long-term debt	1,558	-	-	1,558
Total interest expense	3,207	681	358	4,246
Net interest income	46,540	13,337	1,142	61,019
Loan loss provision	861	-	-	861
Net interest income after loan loss provision	45,679	13,337	1,142	60,158
Total noninterest income (j)	47,769	6,373	1,185	55,327
Total noninterest expense (f) (l)	74,166	13,215	(1,662)	85,719
Income before income taxes	19,282	6,495	3,989	29,766
Income tax expense (m)	4,863	1,856	997	7,716
Net income	$14,419	$4,639	$2,992	$22,050

Basic earnings per share	$2.17	$125.39	$-	$2.74
Diluted earnings per share	$2.17	$125.39	$-	$2.74

Weighted average shares outstanding, basic	6,653,935	37,000	1,359,721	8,050,656
Weighted average shares outstanding, diluted	6,655,735	37,000	1,359,721	8,052,456

See notes to the unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of December 31, 2021 and the unaudited pro forma combined statements of income for the year ended December 31, 2021 are based on the historical financial statements of Eagle and FCB after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements reflect no revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations. The pro forma financial statements do include other transaction adjustments as it relates to compensation arrangements as a result of the acquisition.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Eagle and FCB will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

The preliminary estimated acquisition consideration is as follows:

	(In Thousands, Except Per Share Data)
Cash consideration		$10,224

Shares to be issued:	1,396,721
Price per share at 4-29-22	$20.30

Stock consideration		28,353

Calculated purchase price		$38,577

Note 3—Preliminary Estimated Acquisition Accounting

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of FCB based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is recorded as goodwill.

The preliminary estimates of fair value are based on assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to complete. Accordingly, the unaudited pro forma adjustments will remain preliminary until Eagle management determines the final estimated fair values of assets acquired and liabilities assumed. Such fair value estimates could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The preliminary estimated fair values of the consideration transferred, assets acquired and liabilities assumed as of December 31, 2021, are as follows:

(In Thousands)
Cash and cash equivalents	$38,581
Investment securities	133,718
Mortgage loans held-for-sale	2,278
Loans	189,696
Bank premises and equipment	6,510
Other assets	13,712
Deferred tax asset	611
Intangible assets	1,330
Bargain purchase gain	(1,185)
Deposits	(320,177)
Other borrowings	(22,912)
Other liabilities	(3,585)

Total preliminary estimated acquisition consideration	$38,577

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Eagle, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet – As of December 31, 2021 and Income Statement – For the Year Ended December 31, 2021

(a)

Reflects proceeds from new term debt of $10.22 million less cash consideration paid to FCB for acquisition of $10.22 million. Adjustment of $2.92 million to cash to reflect seller and buyer expenses paid at closing, and an additional $1.00 million related to remaining transaction costs.

(b)

A fair value discount of approximately $4.80 million to reflect the credit risk of the loan portfolio, net of any adjustment to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be recognized over approximately 3.2 years using an amortization method based upon the expected life of the loans.

(c)	Reversal of First Community Bank’s allowance for loan losses of $4.09 million in accordance with acquisition method of accounting for the merger.

(d)

An adjustment to reflect the fair value of bank premises and equipment cannot be estimated at this time. In addition, the fair value of interest bearing deposits cannot be determined at this time. We do anticipate that upon receipt of real estate appraisals and other valuation measures, that there will be an adjustment to record bank premises and equipment and interest bearing deposits at fair value.

(e)	An adjustment to reflect the elimination of FCB’s goodwill of $905,000.

(f)

Adjustment to record the core deposit intangible associated with the merger of approximately $1.33 million. The fair value of this asset and the related amortization uses an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $242,000 in the first year following consummation.

(g)

Adjusts the deferred tax assets resulting from the acquisition. The estimated increase in deferred tax asset of $100,000 stems primarily from the fair value adjustments and is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed.

(h)	Reflects new term debt of $10.22 million to fund the cash portion of the acquisition. The rate on the term debt is 3.5% and interest expense in the first year of $358,000 is expected.

(i)

Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $0.01 par value for the 1,396,721 shares of Eagle common stock issuable in the merger to the holders of FCB shares, which rounded to $14,000. FCB common stock of $10.54 million is eliminated. The adjustment to additional paid-in capital represents the amount of equity consideration above the par value of Eagle common stock issuable in the merger and the close out of FCB common stock.

(j)

Adjustments to reflect the elimination of FCB's retained earnings, and FCB's and Eagle's remaining closing and transaction costs of $2.82 million, as well as the estimated bargain purchase gain of $1.19 million.

(k)	Reflects an adjustment to eliminate FCB’s accumulated comprehensive income (loss), net of tax.

(l)

Includes transaction costs of $3.92 million and amortization of the core deposit intangible of $242,000, and reflects specific contractual reductions contemplated as part of the merger related to compensation agreements and offers of $(2.50) million.

(m)	Reflects the income tax effect of pro forma adjustments based on the estimated combined Company’s federal and state tax rate of 25%.